Exhibit 99.1

Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Reports Continued Earnings Growth

in First Fiscal Quarter

BAKERSFIELD, Calif. – May 15, 2012 – Pyramid Oil Company (NYSE Amex: PDO) today announced financial results for its first quarter ended March 31, 2012.

First quarter revenue increased to $1.4 million from $1.3 million in the same quarter of fiscal 2011. The increase was attributable to higher crude oil prices, which increased by $14.70 per average barrel of oil equivalent (BOE) to $111.82 from $97.12 per average BOE in the 2011 first quarter.

Operating income increased to $457,000, up 21% from $376,000 in the first quarter last year. Net income increased 16% to $372,000, or $0.08 per share, from $320,000, or $0.07 per share, during the 2011 first quarter.

Pyramid ended the quarter with cash, cash equivalents and short-term investments of $4.9 million, total current assets of $6.0 million, and working capital of $5.4 million. The Company also reported long-term assets in the form of certificates of deposit of $1.1 million. These CDs were classified on the December 31, 2011, balance sheet as short-term investments, but have been reclassified due to their date of maturity. At March 31, the Company remained free of long-term debt.

“We have delivered another quarter of solid earnings growth and have maintained a very strong balance sheet,” said John Alexander, president and CEO. “During the period we also drilled a development well on our Carneros Creek property in Kern County, California. This well, the Santa Fe #20, has now been completed and stimulated using a gel-fracking procedure. Following an initial production of fluids, an unexplained blockage has occurred, and we are currently attempting to identify the cause and correct it.”

Mr. Alexander added, “As part of our long-range effort to increase oil volumes, we hope to drill at least two additional wells during the balance of the year, provided we can obtain contract drilling rigs. Of course we also will continue to evaluate external growth opportunities that could further enhance value for our shareholders.”

About Pyramid Oil Company

Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909. Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:
John H. Alexander	Geoff High
President and CEO	Principal
Pyramid Oil Company	Pfeiffer High Investor Relations, Inc.
661-325-1000	303-393-7044

PYRAMID OIL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended March 31,
	2012	2011

REVENUES:
Oil and gas sales	$1,369,058	$1,327,310

COSTS AND EXPENSES:
Operating expenses	429,941	413,656
General and administrative	211,016	224,720
Taxes, other than income and payroll taxes	47,421	36,855
Provision for depletion,
depreciation and amortization	181,156	185,528
Valuation allowances	0	48,533
Accretion expense	13,087	16,335
Other costs and expenses	29,805	25,487

	912,426	951,114

OPERATING INCOME	456,632	376,196

OTHER INCOME (EXPENSE):
Interest income	10,690	13,352
Other income	0	500
Interest expense	-426	-1,506

	10,264	12,346
INCOME BEFORE INCOME
TAX PROVISION	466,896	388,542
Income tax provision
Current	48,400	46,200
Deferred	46,400	22,700
	94,800	68,900

NET INCOME	$372,096	$319,642

BASIC INCOME PER COMMON SHARE	$0.08	$0.07

DILUTED INCOME PER COMMON SHARE	$0.08	$0.07

Weighted average number of
common shares outstanding	4,683,853	4,679,770

Diluted average number of
common shares outstanding	4,687,033	4,687,030

PYRAMID OIL COMPANY
BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$2,740,356	$2,762,676
Short-term investments	2,130,510	2,128,380
Trade accounts receivable	519,581	549,476
Joint interest billing receivable	8,495	6,019
Income taxes receivable	0	21,169
Crude oil inventory	134,709	118,156
Prepaid expenses and other assets	205,726	255,846
Deferred income taxes	262,500	262,500

TOTAL CURRENT ASSETS	6,001,877	6,104,222

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties and equipment
(successful efforts method)	19,727,871	19,124,558
Capitalized asset retirement costs	409,338	401,242
Drilling and operating equipment	1,966,750	1,956,371
Land, buildings and improvements	1,073,918	1,073,918
Automotive, office and other
property and equipment	1,192,118	1,192,118

	24,369,995	23,748,207
Less: accumulated depletion, depreciation,
amortization and valuation allowances	-20,272,811	-20,091,655

TOTAL PROPERTY AND EQUIPMENT	4,097,184	3,656,552

INVESTMENTS AND OTHER ASSETS
Long-term investments	1,078,787	1,071,984
Deferred income taxes	735,200	781,600
Deposits	250,000	250,000
Other Assets	17,380	17,380

TOTAL INVESTMENTS OTHER ASSETS	2,081,367	2,120,964

TOTAL ASSETS	$12,180,428	$11,881,738

PYRAMID OIL COMPANY
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)

CURRENT LIABILITIES:
Accounts payable	$126,360	$88,494
Accrued professional fees	43,784	142,990
Accrued taxes, other than income taxes	77,471	77,471
Accrued payroll and related costs	59,645	51,252
Accrued royalties payable	209,085	224,810
Accrued insurance	45,354	82,428
Accrued income taxes	27,231	0
Current maturities of long-term debt	32,560	32,285

TOTAL CURRENT LIABILITIES	621,490	699,730

LONG TERM DEBT, net of current maturites	5,981	22,330

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,300,072	1,278,889

TOTAL LIABILITIES	1,927,543	2,000,949

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-no par value;
10,000,000 authorized shares;
no shares issued or outstanding	0	0
Common stock-no par value;
50,000,000 authorized shares;
4,683,853 shares issued and
outstanding	1,682,971	1,682,971
Retained earnings	8,569,914	8,197,818

TOTAL STOCKHOLDERS' EQUITY	10,252,885	9,880,789

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,180,428	$11,881,738